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                                                                       Exhibit 8

           [Letterhead of Klehr, Harrison, Harvey, Branzburg & Ellers]



                                                                October 16, 1995


Geotek Communications, Inc.
20 Craig Road
Montvale, NJ  07645

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of (i) the exchange pursuant to the offer (the "Exchange Offer") by Geotek Communications, Inc., a Delaware corporation (the "Company") of an aggregate of $227,700,000 principal amount at maturity of 15% Series B Senior Secured Discount Notes due 2005 (the "Exchange Notes") for an aggregate of $227,700,000 principal amount at maturity of 15% Series A Senior Secured Discount Notes due 2005 (the "Initial Notes") and (ii) the ownership and disposition of the Exchange Notes.

         In formulating our opinion, we have examined such documents as we have deemed appropriate including the Registration Statement of the Company on Form S-4 (Registration No. 33-62333) dated September 1, 1995, as amended, that the Company filed with the Securities and Exchange Commission (the "SEC") with respect to the registration of the Exchange Notes under the Securities Act of 1933, as amended (the Registration Statement as amended at the time it became effective being referred to herein as the "Registration Statement"). We also have examined such other materials and have obtained such additional information as we have deemed relevant and necessary.

         The terms of the Exchange Offer, of the Initial Notes and of the Exchange Notes, which are set forth in the Registration Statement, are incorporated herein by reference.

         Based on and subject to the foregoing and subject to the qualifications, limitations and exceptions contained below, we are of the opinion that the legal conclusions set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus forming a part of the Registration Statement represent our opinion as to the material federal income tax consequences of the consummation of the Exchange Offer and of holding and disposing of the Exchange Notes.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated and proposed thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                Very truly yours,

                                /s/ Klehr, Harrison, Harvey, Branzburg & Ellers
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